Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rayonier Advanced Materials Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Rayonier Advanced Materials Inc. on Forms S-8 (File No. 333-272061, File No. 333-265015, File No. 333-218975 and File No. 333-197093).

/s/ Grant Thornton LLP

Jacksonville, Florida
February 29, 2024